Glen Cove
                              MANAGEMENT AGREEMENT

     THIS MANAGEMENT AGREEMENT (this "Agreement") is dated as of the ____ day of October, 1996, by and among CareMatrix of Massachusetts, Inc., a Delaware corporation, with its principal place of business at 197 First Avenue, Needham, Massachusetts 02194 ("Manager"), and The Mayfair at Glen Cove, LLC, a New York limited liability company, with its principal places of business at c/o Chancellor of Glen Cove, Inc., 197 First Avenue, Needham, Massachusetts 02194 and Hassett-Belfer Senior Housing, LLC, 40 Cutter Mill Road, Suite 503, Great Neck, New York 11021 (the "Owner").

     WHEREAS, the Owner is the owner of The Mayfair at Glen Cove, an eighty (80) unit senior housing facility to be located in Glen Cove, New York (the "Facility");

     WHEREAS, the Owner determined that the hiring of a management company to provide day-to-day management of the Facility is necessary for the efficient operation of the Facility;

     WHEREAS, the Manager has represented that it is experienced in the management of similar facilities, is knowledgeable as to the state and federal requirements governing the operation of senior housing facilities and that the owners and employees of Manager are qualified management professionals;

     WHEREAS, based upon the Manager's representations set forth herein, the Owner has determined that the hiring of the Manager is cost-effective and consistent with the Owner's desire to provide quality care to the residents at the Facility at the lowest cost; and

     WHEREAS, the Manager is willing to manage the day-to-day operations of the Facility on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. General Duties. The Owner engages the Manager to manage and supervise the Facility with the objective of providing quality care and services to residents of the Facility and to carry out the general duties with respect to the Facility consistent with the Budget (as hereinafter defined) and under the general supervision and direction of the Owner which include, but are not limited to, the following:

     Supervise on behalf of the Owner, the performance of all such administrative functions as may be necessary in the management of the Facility; select, hire (or contract with), train, supervise, monitor the performance of, and discipline, promote, terminate or fire (subject to the rights of the Owner under Section 2.1 of this Agreement to approve the hiring, disciplining and termination of the Executive Director, the Assistant Administrator and Director of Resident Services) all personnel involved in the administration and day-to-day operation of the Facility, including, without limitation, management, resident assistance and other related personnel, custodial, food service, cleaning, maintenance and other operational personnel, and secretarial or bookkeeping personnel, each of whom, other than the Executive Director (as hereinafter defined), shall be employees of the Owner; supervise and perform the accounting, billing,

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purchasing and bill payment functions for the Facility; establish systems of accounts and supervise the maintenance of ledgers and other primary accounting records by the personnel of the Facility; supervise the financial affairs of the Facility; establish and supervise the implementation of operating and capital budgets, including those required to establish reimbursement rates, if any, with respect to state or federal entitlement programs as well as self-pay rates; prepare and maintain true, complete and accurate records necessary for the preparation of such operating budgets; determine which items of cost and expense properly relate to resident care; establish and administer financial controls over the operation of the Facility, develop and establish financial standards and norms by which the income, costs and operations of the Facility may be evaluated; serve as advisor and consultant in connection with policy decisions to be made by the Owner; furnish reports to the Owner as the Owner may reasonably request and provide the Owner with economic and statistical data in connection with or relative to the operations of the Facility; represent the Facility in its day-to-day dealings with creditors, residents, personnel, agents for collection, and insurers; act as agent for the Owner in disbursing or collecting the funds of the Facility and in paying the debts and fulfilling the obligations of the Facility; coordinate and supervise a marketing plan for the Facility to insure that the Facility obtains full occupancy as soon as possible and, after the Facility has achieved full occupancy, assist in the development of an annual marketing plan and budget to maintain the resident census at a proper level; and do all other things necessary or proper for the daily operation and management of the Facility, including everything necessary to ensure compliance with all applicable local, state and federal laws governing or applicable to senior housing facilities. In addition, in order to plan for current and future operations and to establish short-term and long range policies and goals for the Facility, the Manager will, under the general supervision of the Owner, meet on at least a monthly (twice each month during the first twelve (12) months of operation) basis with Owner's representatives and the Executive Director to review financial and operational statistics of the Facility. The Executive Director also will attend monthly regional administrator meetings and educational programs.

     The Manager further agrees that it will:

          (i) perform its duties and responsibilities hereunder in compliance with all applicable laws;

          (ii) supervise and direct the management and operation of the Facility, exercising the degree of care used by an experienced management company, given the financial resources available to the Facility, the location of the Facility, the restrictions of applicable laws, and other existing circumstances; and

          (iii) obtain the Owner's prior consent (which shall not be unreasonably withheld) as to all major policy and business matters relating to the Facility.

     2. Specific Duties. Without limiting the generality of the foregoing, the Manager shall have the following specific duties:

          2.1 Employees. The Manager shall recruit, evaluate, select, and hire a qualified Executive Director (provided, however, that the wages, salaries and other compensation of the

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Executive Director shall be the responsibility of the Owner as set forth in
Section 4.2) who shall be responsible for the functional operation of the Facility and supervision of personnel at the Facility on a day-to-day basis, as well as all resident assistance, custodial, food service, cleaning, maintenance, secretarial and bookkeeping personnel for the day-to-day operations of the Facility. The Executive Director shall be the employee of the Manager and all such other personnel shall be employees of the Owner, and the Owner shall retain full responsibility for payment of wages, salaries and other compensation and benefits for the Executive Director and such other employees. The Manager shall, subject to approval by the Owner, establish necessary and desirable personnel policies and procedures, wage structures and staff schedules. The Manager, subject to approval by Owner, shall have authority to hire, discipline, promote and discharge employees of the Owner who participate in the day-to-day operation and administration of the Facility. Both the Manager and the Owner must approve the hiring and/or firing of the Executive Director, Assistant Administrator and the Director of Resident Services, which approval shall not be unreasonably withheld or delayed. The Manager shall: (i) maintain or cause to be maintained payroll records and prepare weekly and monthly payrolls, withholding taxes and Social Security taxes; (ii) prepare and submit all required state and federal tax or benefit returns required with respect to employees, including, without limitation, the returns required by FICA, FUTA and all applicable unemployment compensation laws; (iii) maintain in force all required levels of workers' compensation insurance; and (iv) prepare and submit to the Owner any certificates of payroll expenses as may be reasonably requested. The Manager shall not be liable to any employee of the Facility for wages, salaries and other compensation and benefits, or to the Owner, unless the Manager was specifically required to obtain the approval of the Owner before committing to a salary or benefit and such approval was not obtained. The Manager shall not be liable to the Owner or others for any action or omission on the part of any employee of the Owner of the Facility, unless the employee was acting under the express direction of the Manager or unless such employee was following an express policy or procedure of the Manager and such direction, policy or procedure is subsequently determined to be the result of gross negligence. The Manager shall provide the Owner with monthly reports of all hiring, disciplinary actions, promotions and firings at the Facility for the month, no later than twenty (20) business days following each month.

          2.2 Purchasing. The Manager shall purchase, for the account of the Owner, all necessary foodstuffs, supplies, materials, appliances, tools and equipment necessary for the operation of the Facility. The Manager shall arrange contracts on behalf of the Owner for electricity, gas, telephone, cable television and any other utility or service necessary for the operation of the Facility. The Manager shall, on behalf of the Owner, contract for and supervise the making of any necessary repairs, alterations, and improvements to the Facility; provided that in the case of any capital expenditure, alteration or improvement, the cost of which exceeds Ten Thousand ($10,000) Dollars, the Manager shall obtain the prior written approval of the Owner; and provided further, that no such prior written approval shall be required if the expenditure is made under circumstances reasonably requiring emergency action (so long as the Manager attempts to notify the Owner on a concurrent basis). The Manager shall prepare and submit to the Owner any certificates of purchasing expenses incurred for the Facility as may be reasonably requested. All volume discounts and savings realized by the Manager relating to the Facility shall be entirely passed through to the Facility.

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          2.3 Collection of Accounts. The Manager shall supervise the Facility bookkeeping personnel which shall prepare and submit bills and collect for the account of the Owner any and all moneys owing to the Owner from residents.

          2.4 Bookkeeping. The Manager shall establish and maintain a record and bookkeeping system for the operation and conduct of business of the Facility in accordance with generally accepted accounting principles consistently applied. Books and records at the Facility may be maintained by an employee of the Owner under the supervision of the Manager. Full books of account with entries of all receipts and expenditures related to the operation of the Facility shall be maintained at the offices of the Manager and shall at all times during normal business hours be open for inspection by representatives of the Owner.

          2.5 Financial Reports. The Manager shall furnish to the Owner the following financial reports:

          (a) as soon as possible and not later than thirty (30) days after the close of each calendar month, a balance sheet as of the end of the month and a statement of income and retained earnings for the month and for the year-to-date, together with a comparison to the budget and a detailed statement of receipts, disbursements, accounts payable and accounts receivable as of the end of such monthly period; provided, however, that the computer services charges connected with the preparation of such information shall not be an expense of the Owner;

          (b) as soon as possible, and not later than sixty (60) days after the close of each fiscal year, a year-end compilation report, including a balance sheet as of the end of such year and a statement of income and retained earnings;

          (c) within sixty (60) days after the close of each fiscal year, an annual audit of the Facility's records (by a public accounting firm selected by the Owner), the cost of which shall be paid for by the Owner; and

          (d) such other and further reports or calculations as may be required under any financing terms in accordance with the deadlines set forth in any Financing Agreement.

          2.6 Residents. In accordance with the provisions of all applicable state and federal statutes, as amended from time to time, the Manager shall use its best efforts to maintain the resident census at the Facility in such numbers and in such a manner as, in the Manager's judgment, will tend to maintain the financial stability of the Facility and will comply with the covenants in any Financing Agreement.

          2.7 Budgets. At least sixty (60) days prior to each fiscal year that commences during the term of this Agreement, the Manager shall submit to the Owner a proposed budget (the "Budget") projecting the revenue to be available and funds to be required during such fiscal year in order to operate the Facility and make capital improvements that may be required in order to keep the Facility's physical plant in good condition and repair. The Budget shall be based upon data and information then available to the Manager and shall include, without limitation,

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estimated salaries and fringe benefits for all employee groups, projected staffing patterns for the Facility, estimates of required purchases for supplies, inventory, food and similar items, and an estimate of the level of rates and charges sufficient to generate revenue necessary to operate the Facility and make capital improvements projected in the Budget. The Owner shall, within fifteen (15) business days following receipt of such Budget, notify the Manager of either the Owner's approval (which approval shall not be unreasonably withheld) of the Budget or those items of which Owner approves and those items of which Owner disapproves. As soon as reasonably practical thereafter, the Owner and the Manager shall attempt to establish a mutually agreeable Budget of the Facility. In the event that the Owner does not either approve, or disapprove, in total or in part, the Budget within such fifteen (15) business day period, as provided herein, then such Budget as proposed by the Manager shall be deemed approved by the Owner, and the Manager shall be authorized to implement such program. If any Budget shall not have been approved by the Owner by the beginning of the fiscal year, the Manager may act in reliance upon the Budget for the immediately preceding fiscal year, and may make adjustments to such Budgets provided that the same will not cause the net operating income for the Facility to vary from the net operating income for the previous year by more than five percent (5%). The projected Budget submitted by the Manager to the Owner shall be an estimate of revenue and costs, and the Owner acknowledges that the projected revenue may not be actually received, and (ii) projected costs may be exceeded by actual expenses and capital expenditures incurred in connection with the operation and maintenance of the Facility. By submitting such a projected Budget, the Manager will not be providing a guarantee or warranty as to the projected revenue, expenses, or capital expenditures of the Facility. However, the Manager will at all times endeavor to operate and maintain the Facility as efficiently and profitably as possible, consistent with the terms of this Agreement and the projected Budget.

          2.8 Insurance. The Manager shall obtain, at the Owner's expense, on behalf of the Owner and with the Owner's prior approval, all necessary liability, fire and extended coverage, workers' compensation, and malpractice insurance covering the Facility, its equipment, the employees of the Owner, and the employees of Manager, if any, who relate to the operations of the Facility, which policies of insurance shall name the Owner and the Manager as coinsured and which policies shall comply with the terms of any Financing Agreement. The Owner shall bear the expense of the above with respect to the Owner's employees, equipment and the Facility. The Manager shall bear the expense of the above with respect to the Manager's employees, if any. Such insurance shall be written by a responsible insurance company or companies reasonably satisfactory to the Owner in kinds and amounts and a certificate of insurance shall by provided to the Owner. The Owner shall retain the right to designate any insurance agent or agency of its choice through which such insurance shall be obtained.

          2.9 Technical and Professional Services. The Manager may, with the prior approval of the Owner and at the Owner's expense, secure such engineering, legal, and other specialized technical and professional services as may be necessary to advise or represent the Owner in connection with any matter involving or arising out of the ownership and operation of the Facility or the conduct of affairs of the Facility.

          2.10 Marketing. The Manager shall coordinate, supervise and implement the agreed upon marketing plan (which plan is subject to the Owner's reasonable approval) for the

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Facility during the fill-up phase (the "Marketing Plan"). Monthly statistical census analysis reports (except during the first twelve (12) months after the Facility is open, during which period reports shall be prepared weekly) will be generated by the Manager and delivered to the Owner. The Manager will recommend adjustments in the Marketing Plan as needed to achieve full occupancy. For purposes of this Agreement, the Facility will be considered to have achieved stabilized occupancy ("Stabilized Occupancy") when ninety-five percent (95%) of its units have been occupied for a continuous ninety (90) day period. The Manager will assist the management staff in the continued development and coordination of advertising and promotional materials, internal and external public relations programs, sales and staff development programs, and customer satisfaction programs. The Manager shall assist the Facility's management staff to develop a yearly Marketing Plan and budget based upon the Facility's yearly census program and image.

          2.11 Administrative. The Manager shall recommend the establishment of, and implement and supervise procedures, including a policies and procedures manual, to provide staff review of all operational areas, which status shall be reviewed in regularly scheduled quarterly meetings and at other meetings as may be deemed necessary or desirable by the Owner.

          2.12 Plant and Maintenance.

          (i) the Manager shall supervise the provision of all preventive maintenance and, to the extent deemed feasible by the Manager and the Owner, the services of regular Facility maintenance employees shall be used; and

          (ii) the Manager shall make recommendations to the Owner regarding entering into contracts with qualified independent contractors for the maintenance and repair of air conditioning systems and laundry equipment and for extraordinary repairs beyond the capability of regular Facility maintenance employees.

          2.13 Access to Facility and Books and Records. Manager shall provide the Trustee, any Significant Owner and their representatives with access to the Facility and its books an records upon three (3) Business Days' notice and shall make available to the foregoing parties its representatives acceptable to a Majority of Owners to discuss the affairs of the Facility upon reasonable notice. Manager shall provide to the Owner the information and materials in the Manager's possession that the Owner is required to furnish under the Financing Agreement.

          2.14 Notice. Manager shall provide the Owner prompt written notice of any Default or Event of Default under the Financing Agreements of which Manager has actual knowledge.

     3. Management Fee.

          3.1 Base Management Fee. As compensation for the services to be rendered by the Manager during the term of this Agreement, the Manager shall pay itself, at its principal office given below (or at such other place as the Manager may from time to time designate in writing), and at the times hereinafter specified, a monthly management fee (the "Management

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Fee") during the terms of this Agreement equal to five percent (5%) of Net
Revenues. The Management Fee will be paid in arrears and shall be due and payable on or before the fourth (4th) business day prior to the end of each month following the month in which services were rendered.

     "Net Revenues" as used herein shall mean Gross Revenues (defined below) less contractual adjustments for uncollectible accounts.

     "Gross Revenues" as used herein shall mean and include all revenues received (excluding any security deposits and investment earnings on any amounts invested pursuant to any Financing Agreement) from the operation of the Facility, including, without limitation, all revenue of the Facility for or on account of any and all goods provided and services rendered or activities during the period from the date of this Agreement and thereafter, the gross dollar amount of all such receipts by the Facility from or on behalf of residents directly connected with the Facility. For purposes of determining the Manager's compensation pursuant to this Agreement, Gross Revenues shall not include the proceeds of insurance (other than business interruption or expense insurance), extraordinary items or the gains upon disposition of assets.

          3.2 Subordination of Management Fee. (a) The Manager acknowledges that its rights to payment are subject to and are subordinated under the Financing Agreement. In the event that the Manager's fees and expenses are unable to be paid because of the restrictions of the Financing Agreement, the Manager agrees that its sole recourse hereunder shall be to terminate this Agreement but that it shall not be entitled to damages hereunder other than to recover sums due and owing to it for services rendered and expenses incurred to the date of termination. In the event that the Manger does not so elect to terminate this Agreement, the foregoing shall not be construed to be a waiver by any unpaid fees and expenses. Furthermore, the Manager agrees that so long as any Bond remains Outstanding, the Manager shall not, without the prior written consent of a Majority of Owners, collect or attempt to collect all or any part of its management fees and expenses whether through commencement of proceeding against the Owner or otherwise, or join with any creditor in any such proceeding or any Reorganization proceeding unless such management fees and expenses could be paid under the terms of the Financing Agreement.

          (b) Except as otherwise provided in the Financing Agreement, so long as there is a payment default outstanding under the Bonds, the Manager shall not demand or accept from the Owner or any other person any payment or additional collateral with respect to its unpaid management fees.

     4. Expenses.

          4.1 Manager Expenses. The Manager shall bear the following expenses incurred by it in the management of the business and properties of the Facility:

          (a) Salary and expenses (including, without limitation, payroll taxes, costs of employee benefit plans, travel, insurance, and fidelity bonds) of all of the Manager's home office personnel and overhead.

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          (b) Salary and expenses (including, without limitation, payroll taxes, cost of employee benefit plans, travel, insurance and fidelity bonds) of financial and accounting personnel employed by the Manager to maintain accounting books and records of the Facility, except as provided below.

          4.2 Owner Expenses. Except as otherwise expressly provided herein, the Owner shall bear all of the expenses of operating and financing the Facility, and without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Facility shall not be borne by the Manager:

          (a) Fees and expenses of independent professional persons expressly retained by the Owner, or retained by the Manager for the account of the Owner with the prior permission of the Owner, for any purpose; salary, other compensation or benefits and expenses of all staff employed by the Facility and the Executive Director.

          (b) Principal, interest and discounts on indebtedness incurred or assumed by the Owner.

          (c) Taxes, imposts, levies or other charges on the existence, operation, receipts, income or property of the Owner, provided, however, that all interest and penalties incurred as a result of the Manager's failure to timely file all returns which the Manager is required to file pursuant to this Agreement, or to make timely payment of all taxes, levies, imposts, or other charges, to the extent that sufficient funds were available to the Manager as of the date such payments were due, shall be the responsibility of the Manager.

          (d) Supplies and equipment, food, fuel, kitchen and food service equipment, linens, beds, furniture, clothing and all other supplies and equipment used in supplying services to residents.

          (e) Expenses connected directly or indirectly with the ownership of real and personal property devoted, used, or consumed in the business of the Facility, including, without limitation, purchase and/or construction of the land and buildings used for such purpose, maintenance, repair and improvement of property, all real estate and personal property taxes assessed, premiums for property and liability insurance on property owned by the Owner, brokerage commissions, and fees and expenses of consultants, managers, or agents retained directly by the Owner.

          (f) The Management Fee.

          (g) Legal fees and related expenses pertaining to the Facility, any other litigation or proceedings to which the Owner is a party. However, such fees shall not include those fees resulting from or arising out of the negligence by the Manager. In the event that there are insufficient funds available to the Manager to pay expenses which the Manager is authorized to incur and pay hereunder, including, without limitation, any taxes to be paid on behalf of the Owner by the Manager, the Manager shall promptly notify the Owner of the

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amount necessary to cure and the reason for such deficit and the Owner shall provide such necessary funds to the Manager within ten (10) days after receipt of such notice.

          4.3 Deposit and Disbursement of Funds.

          (i) The Manager shall establish and administer the overall rate structure of the Facility and shall supervise the issuance of bills and the collection of accounts for the Owner provided that the same do not fall below the projections in the Budget by more than ten percent (10%), in which event the Manager shall obtain the approval of the Owner. The Manager shall take possession of and endorse the name of the Owner on all notes, checks, money orders, insurance payments, and any other instruments received in payment of accounts described below. The Manager shall not expend any monies for expenses which exceed by more than ten percent (10%) the amount budgeted for such expenses in the Budget, without the approval of the Owner.

          (ii) Subject to the terms of the Financing Agreement, the Manager shall establish such accounts for the Facility in the Owner's name, separate from all other accounts and funds of the Manager, with a bank or banks whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") as it deems necessary or desirable. The Manager, on behalf of the Owner, shall use reasonable efforts to collect (using legal counsel approved by the Owner, if necessary) all sums due and owing to Owner in connection with the operation of the Facility. The Manager and the Owner shall deposit into such accounts all monies furnished by the Owner as working funds and all receipts and monies arising from the operation of the Facility or otherwise received by the Owner or by the Manager for or on the behalf of the Owner.

          (iii) Draws on such accounts may be made by the sole signature of an authorized representative of the Manager or the Owner (or by wiring instructions from such authorized representative of the Manager or the Owner) and shall be paid to the Manager to reimburse the Manager for payments made pursuant to this Agreement by the Manager from its own accounts. The Manager, for the term of this Agreement may withdraw, by writing checks against such accounts, funds for reimbursement of all amounts payable pursuant to this Agreement in connection with the operation of the Facility. The Manager shall make disbursements and payments from such accounts consistent with the Budget, on behalf and in the name of the Owner, in such amounts and at such times as are required in connection with, first, payments required by any Financing Agreement, and second, payments of ownership, maintenance and operating expenses of the Facility and the other costs, expenses and expenditures provided for in this Agreement including the Management Fee.

     5. Duty of Manager. The Manager shall render the services called for hereunder in the utmost good faith and the Manager acknowledges that it is acting in a fiduciary capacity with respect to the Owner and owes the Owner the highest duty of care.

     6. Relationship of the Parties. The Owner and the Manager are neither partners nor joint venturers with each other, and nothing herein shall be construed so as to make them such partners or joint venturers or impose on any of them any liability as partners or joint venturers. Notwithstanding any affiliation between the Manager and a member of the Owner, the Manager

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and the Owner acknowledge that all dealings between the Owner and the Manager are to be conducted on an arms length basis.

     7. Term and Termination.

     7.1 Period of the Term. This Agreement shall continue for an initial term of fifteen (15) years commencing on the date the Facility is opened for occupancy, and ending on the last day of the calendar month in which the fifteenth (15th) anniversary of such opening date occurs (the "Original Expiration Date"). The Owner and the Manager agree to execute a certificate setting forth the date on which the initial term commences promptly after such opening. Thereafter, this Agreement shall be renewed for up to two (2) additional five (5) year terms only if the Owner sends the Manager written notice no less than ninety (90) days prior to the then applicable Expiration Date that it wishes to have the Agreement renew beyond the then applicable Expiration Date. As used herein the term "Expiration Date" shall mean the later of the Original Expiration Date, or the date to which this Agreement has been extended as provided in this Section 7.1.

     7.2 Termination for Cause. Either party may terminate this Agreement by delivering thirty (30) days written notice (a "Termination Notice") to the other party in the event that any of the following occurs:

     (i) any illegal act engaged in by any party in the operation of the Facility;

     (ii) if any party files or has a petition or complaint in receivership or bankruptcy filed against it which has not been dismissed within ninety (90) days of such filing;

     (iii)(A) the failure of the Facility to maintain a Debt Service Coverage Ratio (as defined below) of at least 1.00 for any twelve (12) consecutive months after the earlier to occur of (1) the Facility reaching stabilized occupancy (ninety five percent (95%) of the Facility's units having been occupied for a continuous ninety (90) day period) and (2) twenty-four (24) months after the Facility is opened; (B) the failure of the Facility to maintain a debt service coverage ratio of at least 1.00 for the next succeeding six (6) month period; and (C) the recommendation from an independent management consultant selected by the Owner and approved by the Manager that the Manager be terminated;

     (iv) the failure of the Facility to maintain a Debt Service Coverage Ratio of at least 1.00 for any twelve (12) consecutive months (the "Initial Period") after the occurrence of the events described in subsections (iv)(A) and (iv)(B) above and (B) the subsequent failure of the Facility to maintain a Debt Service Coverage Ratio of at least 1.00 for the twelve (12) month period commencing on the first (1st) day of the seventh (7th) month of the Initial Period; and (C) the recommendation from an independent management consultant selected by the Owner and approved by the Manager that the Manager be terminated; and

     (v) the breach by any party (the "Breaching Party") of any other material provision in, or obligation imposed by, this Agreement which violation shall have not been cured to the reasonable satisfaction of the other party (the "Claiming Party") within thirty (30) days following

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the date on which the Claiming Party delivers notice to the Breaching Party describing with specificity both the claimed breach and the actions required to be taken in order to cure the claimed breach; provided that in the event that the claimed breach is not reasonably susceptible of being cured within thirty
(30) days, the cure period shall be extended for such additional time as may be reasonably required, provided further that in the event that the Claiming Party delivers a Termination Notice and the Breaching Party commences legal proceedings contesting the Termination Notice and the Breaching Party commences legal proceedings contesting the termination within thirty (30) days following delivery of the Termination Notice, then this Agreement shall not terminate unless and until a final judicial resolution of such legal proceedings beyond the expiration of any appeal period has been issued upholding said termination.

     For purposes hereof, Debt Service Coverage Ratio shall mean the ratio of Cash Available for Debt Service (as defined below) for the applicable period to the debt service for all long term indebtedness for such period. Cash Available for Debt Service shall mean, with respect to a particular period, the following (all determined in accordance with generally accepted accounting principles):
(a) net operating revenues for such period; less (b) all operating expenses for such period; plus (c) to the extent included in operating expenses, expenses incurred during such period in respect of (i) the debt service on all long term indebtedness, (ii) the amortization of financing charges on all long term indebtedness, (iii) the amortization of acquisition costs attributable to the acquisition of the Facility, and (iv) depreciation attributable to the Facility and any other non-cash items.

          7.3 Termination for Failure to Pay Fee on a Timely Basis. In addition to the provisions of Section 7.2 above, the Manager may terminate this Agreement upon thirty (30) days written notice of the Owner's failure to pay the Management Fee when due unless the Owner cures the payment default within ten
(10) days after receiving written notice from the Manager.

          7.4 Termination Upon Recommendation of Management Consultant. In addition to the provisions of Section 7.2 hereof, the Owner may terminate this Agreement in the event that either: (a) such termination is recommended by a Management Consultant required to be retained pursuant to the Financing Agreement and any of the conditions of Section 6.20(f) of the Lease Agreement shall have been satisfied or (b) the Manager fails to implement any recommendation within a reasonable period of time made in the report of a Management Consultant required to be retained pursuant to the Financing Agreement; unless, in any such event, the requirement to so terminate is waived in writing by the holders of 66 2/3% in aggregate principal amount of Bonds Outstanding.

          7.5 Notice to Holders. In the event that the Owner defaults under
Section 7.2 or 7.3 of this Agreement, simultaneously with the delivery of notice of any such default to the Owner, and as a condition to the effectiveness thereof, the Manager shall deliver a copy of such notice to the Holders at the address set forth in the Lease Agreement. The Holders shall at their option, have the right to cure any such default within the cure period provided herein.

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     8. Indemnification. The Owner shall indemnify the Manager and hold it harmless of, from, and against all costs, claims, damages or expenses, including reasonable attorney's fees (collectively "Costs"), incurred or suffered by the Manager and arising out of acts performed within the scope of this Agreement. Notwithstanding the foregoing, the Owner shall not have any obligation to indemnify the Manager or hold it harmless of, from, and against Costs incurred or suffered by the Manager as a result of the Manager's fraud, willful misconduct, or negligence, or for Costs incurred or suffered by the Manager as a result of the Manager's failure to keep true, accurate and complete records. The Manager shall indemnify the Owner and hold it harmless of, from and against all Costs incurred or suffered by the Owner as a result of any of the Manager's fraud, willful misconduct, or negligence, or as a result of the Manager's failure to submit proper reports to the appropriate regulatory agencies, or to keep true, accurate and complete records.

     9. Fidelity Bond. The Manager agrees to obtain a fidelity bond, employee dishonesty insurance policy or other similar coverage, in form and amount satisfactory to the Owner, covering those employees reasonably required to by covered by the Owner.

     10. Amendments. This Agreement shall not be changed modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the Owner and the Manager, their respective successors or assigns, or otherwise as provided herein. Such modifications shall be in writing and signed by the Owner and the Manager.

     11. Governing Law. The provisions of this Agreement shall be governed by, construed, and interpreted in accordance with the laws of the State of New York. Any change in any applicable law which has the effect of rendering any part of this Agreement invalid, illegal, or unenforceable shall not render the remainder of this Agreement invalid, illegal, or unenforceable, and the parties hereto agree that in the event that any part of this Agreement is rendered invalid, illegal, or unenforceable, that they shall negotiate in good faith to amend any such part of this Agreement so as to comply with any such law, as amended, and further the respective objectives of the parties hereto.

     12. Assignment. The Manager may not assign its interest in this Agreement, without the prior written consent of the Owner, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Manager may assign its interest in this Agreement to any entity provided that (i) such entity shall be wholly-owned (directly or indirectly) by the Manager's parent corporation immediately after the merger with The Standish Care Company ("CareMatrix Corporation") and (ii) upon such assignment, CareMatrix Corporation shall remain liable for the Manager's obligations hereunder. The Owner shall be permitted to assign its rights hereunder and the Manager hereby consents to the assignment of this Agreement to the Trustee under the Financing Documents.

     13. Successors. This Agreement shall be binding upon and inure to the benefit of the parties and to their respective successors and assigns.

     14. Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or the intent of any provision contained in this Agreement.

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

     15. Notices. Any notice, demand, consent, or other written instrument to be given or received under this Agreement ("Notice") required or permitted to be given shall be in writing signed by the party giving such Notice and/or consent and shall be hand delivered, sent by nationally recognized overnight carrier or sent, postage prepaid, by Certified or Registered Mail, Return Receipt Requested, or by facsimile transmission to the other party at the addresses listed below:

As to Manager:                 CareMatrix of Massachusetts, Inc.
                               197 First Avenue
                               Needham, Massachusetts 02194
                               Attention: Robert Kaufman, President
                               Fax: (617) 433-1190

    cc:                        CareMatrix of Massachusetts, Inc.
                               197 First Avenue
                               Needham, MA 02194
                               Attention: James M. Clary, III, Esq.
                               Fax: (617) 433-1073

As to Owner:                   The Mayfair at Glen Cove, LLC
                               c/o Chancellor of Glen Cove, Inc.
                               197 First Avenue
                               Needham, Massachusetts 02194
                               Attention: James M. Clary, III, Esq.
                               Fax: (617) 433-1073

    and                        The Mayfair at Glen Cove, LLC
                               c/o Hassett & Belfer Senior Housing, LLC
                               40 Cutler Road
                               Suite 503
                               Great Neck, New York 11021
                               Attention: Andrew B. Belfer
                               William D. Hassett
                               Fax: (516) 482-6921

         cc:                   Jordan E. Yarrett, Esq.
                               Battle Fowler LLP
                               Park Avenue Tower
                               77 East 55th Street
                               New York, New York 10022
                               Fax: (212) 856-7816

Any party shall have the right to change the place to which such Notice shall be sent or delivered by similar notice sent in like manner to all other parties hereto. All notices sent by certified mail

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

or hand delivered shall be deemed received upon delivery or when delivery is refused to the office or address of the addressee.

     16. Property: Trade names, marketing material, marketing ideas and development material and records developed specifically for and related to this Facility shall be the property of the Owner. Trade names, ideas and documents, forms and development material not developed specifically for this Facility are to be considered proprietary and will remain the property of the Manager. All operational forms and documents including, but not limited to, policy and procedure manuals, operational forms, level of care determination systems, management policy books, inspection control manuals, and management books are and will remain the property of the Manager. All financial management forms, documents and software systems including, but not limited to, bookkeeping manuals, financial forms, financial spreadsheets, database or word processing forms, financial accounting packages and outcome information systems are and will remain the property of the Manager. The Manager shall deliver to the Owner copies of the foregoing documents upon request from the Owner. Upon termination of this Agreement, the Owner shall have the option to purchase operational material belonging to the Manager, except for the financial accounting packages and outcome information systems, at a mutually agreed upon price.

     17. Non-Compete Area.

          (a) The Manager agrees that it shall not (nor shall any successors, assigns or Affiliates (as such term is defined in 17 CFR ss. 230.405) engage in the development, management, ownership or operation of any assisted living or senior housing facility or project acquisition, in any capacity whatsoever, without the prior written consent of the Owner, in the area outlined on the map attached hereto as Exhibit A (the "Designated Area") until the expiration of this Agreement. Notwithstanding the foregoing, in the event that either member of the Owner (or any Affiliate of either) identifies any such project within the Designated Area during the term hereof and the other party does not elect to participate in the development of such project, then the provisions of this
Section 17 shall not apply to such project.

          (b) The Manager agrees that if there shall have occurred and be continuing an Event of Default under Section 8.01 (a)(1) or 8.02(a)(2) of the Indenture and an Event of Default under Section 8.01 (A)(5) of the Indenture as a result of a draw on the Debt Service Reserve Fund, it shall not develop or operate or participate in the development or operation or oversight of any assisted living facility within three (3) miles of the Facility other than any facility with respect to which it has entered into a commitment to purchase the land on which the facility is to be developed unless the written consent of a Majority of Owners is obtained. The provisions of this Section 17(b) shall run to and inure to the benefit of the Trustee.

     18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

     l9. Manager to Cooperate with Owner. The Manager covenants that it will cooperate with the Owner to assist the Owner to meet its obligations under the Financing Agreement.

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

     20. Third Parties. This Agreement shall be binding upon, and shall inure to the benefit of the parties successors and assigns. In addition, the Owner and the Manager acknowledge and agree that the Trustee is an intended third party beneficiary of the terms and provisions of this Agreement.

     21. Definitions.

     21.1 Any capitalized terms used and not defined herein shall have the meaning given such term in the Financing Agreement.

     21.2 The following terms as used in this Agreement shall have the meanings given:

     "Financing Agreement" shall mean the Bonds, the Company Lease, the Lease Agreement, the Mortgage, Assignment and Security Agreement, the Environmental Compliance Agreement, the Indenture, the Security Agreement, the Tax Compliance Agreement and the Tax Regulatory Agreement and any other agreement now or hereafter delivered as security for the Bonds or the Company's obligations under any Financing Document.

     "Reorganization" shall mean (i) any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relative to the Owner or its property, or (ii) any proceedings for voluntary liquidation, dissolution or other winding-up of the Owner and whether or not involving insolvency or bankruptcy, or (ii) any assignment or receivership for the benefit or creditors, or (iv) any distribution, divisions, marshalling or application of any of the properties or assets of the Owner or the proceeds thereof, to creditors, voluntary or involuntary, and whether or not involving legal proceedings.

     IN WITNESS WHEREOF, the parties have executed this Management Agreement as of the date first set forth above.

WITNESS:                             CAREMATRIX OF MASSACHUSETTS, INC.

_____________________________        By: ___________________________________
 Name:                                   Name:
                                         Title:

WITNESS:                             THE MAYFAIR AT GLEN COVE, LLC

                                     BY: HASSETT-BELFER SENIOR
                                          HOUSING, LLC, Member

______________________________       By: ___________________________________
Name:                                    Name:
                                         Title:

                                     BY: CHANCELLOR OF GLEN
                                          COVE, INC., Member

______________________________       By: ___________________________________
Name:                                    Name:
                                         Title:

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